Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Spencer L. Sterling, President & CEO	Carl Hymans	Tony Schor or Meredith Philipp
DDS Technologies USA, Inc.	G. S. Schwartz & Co.	Investor Awareness, Inc.
561-750-4450	212-725-4500	(847) 945-2222
	carlh@schwartz.com	tony@investorawareness.com
Meredith@investorawareness.com

DDS TECHNOLOGIES USA, INC. COMPLETES $1.5 MILLION EQUITY FINANCING,

APPOINTS ROBERT DEVEREUX AND DENNIS DUITCH TO BOARD OF DIRECTORS

BOCA RATON, FL– January 4, 2006–DDS Technologies USA, Inc. (OTCBB: DDSU), www.ddstechusa.com, today announced that it has completed a private placement of 1,500 shares of its 7% Series B convertible preferred stock, yielding gross proceeds of approximately $1.5 million to DDS before selling commissions and expenses. The Series B preferred stock is initially convertible into approximately 3.1 million shares of common stock at a conversion rate of $0.50 per share. Dividends will be payable quarterly in arrears in cash or, subject to standard equity conditions, in common stock, at the Company’s option.

Purchasers also received warrants to acquire approximately 3.1 million shares of common stock. at an exercise price of $0.80 per share. The warrants are exercisable for five years following the date of issuance.

The securities sold in the private placement have not been registered under the Federal securities laws and may not be sold in the United States absent registration or an applicable exemption from registration.

The Shemano Group and Kenny Securities facilitated the private placement.

Spencer L. Sterling, DDS President and CEO said, “The proceeds from the private placement enhance our financial strength and ability to capitalize on the opportunities for our technology in a broad array of industries as we strive to generate future growth.”

In addition, the Company announced the appointment of Robert L. Devereux and Dennis Duitch to the Board of Directors replacing Messrs. Robert J. Rosen, James R. von der Heydt, Charles F. Kuoni III and Leo P. Koulos who resigned from the Board.

Robert L. Devereux brings over 20 years of legal experience to DDS, with diverse expertise including corporate representation and advice to growing entities on regulatory and corporate matters. He has served on the Board of Directors of Father Dunne’s Home for Boys, Tengasco, Inc. and Triad Bank, of which he is a founder. Mr. Devereux received his J.D. degree from St. Louis University School of Law, holds a B.S. and B.A. in Finance from St. Louis University and is a member of the American Bar Association.

Dennis Duitch has over 30 years experience in business. He founded Duitch & Franklin, LLC, a Certified Public Accounting, Consultancy and Business Management firm, which he expanded to a team of over 75 employees and subsequently sold to a public company. Mr. Duitch has extensive experience in business strategy, operations, mergers and acquisitions, deal structuring and financial planning. He holds an M.B.A. from Northwestern University and is an accredited Certified Public Accountant. He serves as a Business and University Lecturer and as a Director and Advisor to numerous Boards. Mr. Duitch also serves as Vice Chairman of AGN (Accountants Global International).

“I am delighted to have Robert L. Devereux and Dennis Duitch as members of the DDS Board of Directors. Their combined business strategy, management, financial and legal expertise will help DDS implement its strategic plan to capitalize on the opportunities for our patented DDS technology,” added Mr. Sterling.

ABOUT DDS TECHNOLOGIES

DDS Technologies USA, Inc. holds the rights to a processing technology which maximizes the net output of a broad spectrum of organic products. The DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to micronize and separate various fractions (proteins, fiber, starch, etc.) and convert processing waste streams into value added products for further processing or resale. The DDS technology is a unique process whereby fragments of organic and inorganic matter are “crushed to collision” through violent accelerations and decelerations causing the disaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein. The technology can also be applied to inorganic products. DDS Technologies USA, Inc. is a developmental stage company, which owns the patent for the DDS dry disaggregation system in the USA and has patents pending worldwide.

Certain statements in this press release that involve expectations or intentions (such as those relating to future revenue, deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA’s current filings with the Securities and Exchange Commission. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.

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